SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-      )

Filing under the Public Utility Holding Company Act of 1935
________, 1999

SCANA Corporation (70-___)

     SCANA Corporation ("SCANA"), South Carolina Electric and Gas Company ("SCE&G"), South Carolina Generating Company, Inc. ("GENCO"), South Carolina Fuel Company, Inc., South Carolina Pipeline Corporation, SCANA Energy Marketing Inc., SCANA Propane Gas, Inc., SCANA Propane Storage, Inc., SCANA Communications, Inc., Servicecare Inc., Primesouth, Inc., SCANA Resources Development Corporation, SCANA Petroleum Resources, Inc. and SCANA Service Company ("SCANA Service"), all located at 1426 Main Street, Columbia, South Carolina 29201, not currently subject to the Public Utility Holding Company Act of 1935 (the "Act"); Public Service Company of North Carolina, Incorporated ("PSNC"), Sonat Public Service Company LLC, Clean Energy Enterprises, Cardinal Pipeline Company, LLC, Pine Needle LNG Company, LLC, PSNC Blue Ridge Corporation, PSNC Cardinal Pipeline Company and PSNC Production Corporation, all located at 400 Cox Road, Gastonia, North Carolina 28054, not currently subject to the Act (collectively, the "Applicants"), have filed an application-declaration with the Securities and Exchange Commission (the "Commission") under sections 6(a), 7, 9(a), 10, 12, and 13 under the Act and rules 42, 43, 45, 52, 54 and 88 under the Act.

     SCANA has previously filed an application-declaration with the Commission under sections 5, 8, 9(a)(2), 10 and 11 of the Act seeking approvals relating to the proposed acquisition by SCANA of PSNC (the "Merger"), and for all other related transactions. A notice of the Merger U-1 was issued on June 16, 1999 (HCAR No. 70-9521). Each of the entities that will be directly and indirectly owned subsidiaries of SCANA upon consummation of the transactions described in the Merger U-1 is referred to individually as "Subsidiary" and collectively as "Subsidiaries".1

     Applicants propose to enter numerous into numerous types of financing transactions to meet SCANA's capital requirements immediately following the Merger and to plan future


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1  Applicants state that for purposes of sections in the application-declaration related to non-utility financing, guarantees, changes in capital stock or wholly-owned subsidiaries, and dividends out of capital or unearned surplus by PSNC, the terms "Subsidiary" and "Subsidiaries" shall also include other direct or indirect subsidiaries that SCANA may form after the Merger with either the approval of the Commission, under the Rule 58 exemption or under Section 34 of the Act. Thus, future Rule 58 and exempt telecommunications companies ("ETCs") are included in the term "Subsidiaries" for purposes of these sections.

     Applicants also state that for purposes of sections in the Form U-1 related to the Money Pool, the terms "Subsidiary" and "Subsidiaries" will only include those companies specifically named on the cover and signature pages of the application-declaration. Applicants further request the Commission to reserve jurisdiction over the participation in the SCANA System Money Pool of future companies formed by SCANA.

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financing.   Applicants  request   authorization  to  engage  in  the  financing
transactions for a five year period commencing the date of any order issued hereunder ("Authorization Period") described below.

     Financings by each Applicant will be subject to the following  limitations:
(i) the effective cost of money on long-term debt securities will not exceed 300 basis points over comparable term U.S. Treasury securities and the effective cost of money on short-term securities will not exceed 300 basis point over the comparable term London Interbank Offered Rate; (ii) maturity of indebtedness will not exceed 50 years; (iii) the underwriting fees, commissions, or similar remuneration paid in connection with the issue, sale or distribution of a security will not exceed 5% of the principal amount of the financing; and (iv) SCANA represents that at all times during the Authorization Period, its common equity will be at least 30% of its consolidated capitalization.

     The proceeds from the sale of securities in external financing transactions will be used for general corporate purposes including: (i) the financing, in part, of the capital expenditures of the SCANA system; (ii) the financing of working capital requirements of the SCANA system; (iii) the acquisition, retirement or redemption of existing securities; and (iv) direct or indirect investment in companies authorized under the Merger U-1 and in Rule 58 companies and ETCs.

     1.   SCANA External Financing

     a. Common Stock SCANA requests authorization to issue common stock, no par value (subject to adjustment to reflect any stock split), up to an aggregate amount of $13.6 million shares including, from time to time, issuances under its benefit and dividend reinvestment plans. SCANA also proposes to issue options exercisable for common stock upon the exercise of those options.

     b. Long-term Debt SCANA requests authorization to issue long-term debt securities in an amount, when combined with the issuances of common stock (other than for benefit or dividend reinvestment plans) not to exceed $1.435 billion. The long-term debt securities would consist of medium term notes issued under an indenture ("SCANA Indenture").2 Specific terms of any borrowings will be determined by SCANA at the time of issuance and will comply with the parameters of financing authorization stated earlier.

     c. Short-term Debt SCANA requests authorization to have outstanding at any one time, up to $950 million of short-term debt, consisting of bank borrowings, commercial paper or bid notes. The short-term debt will be used to refund pre-Merger short-term debt, to provide for the reissuance of pre-Merger letters of credit and to provide financing for general corporate purposes, working capital requirements and Subsidiary capital expenditures until long-term financing can be obtained.

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2 The SCANA Indenture will contain will contain numerous variable terms, such as aggregate principal amount, maturity, interest rate(s) or methods of determining the same, terms of payment of interest, redemption provisions, sinking fund terms and other terms and conditions as SCANA may determine at the time of issuance.

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     d.  Hedging  Transactions  SCANA  requests  authorization  to  enter  into, perform, purchase and sell financial instruments intended to manage the volatility of interest rates, including but not limited to interest rate swaps, caps, floors, collars and forward agreements or any other similar agreements. SCANA would employ interest rates swaps as a means of prudently managing the risk associated with any of its outstanding debt issued under this authorization by (i) converting variable rate debt to fixed rate debt, (ii) converting fixed rate debt to variable rate, (iii) limiting the impact of changes in interests rates resulting from variable rate debt and (iv) providing an option to enter into interest rate swap transaction in future period for planned issuances of debt securities.

     2.   Utility Subsidiary Financing

     Applicants request authorization for the Utility Subsidiaries3 to issue up to $300 million short-term debt consisting of commercial paper, unsecured bank loans and borrowings under the SCANA system money pool. These issuances of securities will comply with the parameters for financing described above. Any short-term borrowings by the Utility Subsidiaries, when combined with short-term borrowings by SCANA, will not exceed $1.2 billion at any time during the Authorization Period. In addition, the Applicants request authorization for the Utility Subsidiaries to enter into hedging transactions of the same type and under the same conditions as those identified above for SCANA.

     3.   Non-Utility Subsidiary Financing

     Applicants believe that, in almost all cases, borrowings by the Non-Utility Subsidiaries will be exempt from prior Commission authorization under Rule 52(b). However, the Non-Utility Subsidiaries request that the Commission reserve jurisdiction over the issuance of any other securities to non-associates where the exemption under Rule 52(b) would not apply. The Non- Utility Subsidiaries state they will file a post-effective amendment in this proceeding which will describe the general terms and amounts of each security and request a supplemental order authorizing the issuance of that security.

     4.   Other Securities

     The Applicants request authorization to issue other types of securities within the parameters of this application-declaration during the Authorization Period. The Applicants request that the Commission reserve jurisdiction over the issuance of additional types of securities.

     5.   Guarantees

     SCANA requests authorization to enter into guarantees, obtain letters of credit enter into expense agreements or otherwise provide credit support with respect to the obligations of its

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3 Applicants state that for purposes of certain sections in the Form U-1 related
to  Utility  Subsidiary   Financing  and  the  Money  Pool,  the  term  "Utility
Subsidiaries"  will only include SCE&G,  GENCO,  and PSNC. All of SCANA's direct
and  indirect  Subsidiaries,   other  than  Utility  Subsidiaries,   are  called
"Non-Utility Subsidiaries".

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Subsidiaries  as may be appropriate to enable such  Subsidiaries  to carry on in the ordinary course of their respective businesses, in an aggregate principal amount not to exceed $305 million. Applicants state that the debt guaranteed will comply with the parameters for financing.

     6.   SCANA System Money Pool

     SCANA and the Utility Subsidiaries hereby request authorization to establish the Utility Money Pool and the Utility Subsidiaries, to the extent not exempted by Rule 52, also request authorization to make unsecured short-term borrowings from the Utility Money Pool and to contribute surplus funds to the Utility Money Pool and to lend and extend credit to (and acquire promissory notes from) one another through the Utility Money Pool. SCE&G requests authorization to borrow up to $30 million at any one time from the Utility Money Pool. PSNC requests authorization to borrow up to $15 million at any one time from the Utility Money Pool. GENCO requests authorization to borrow up to $25 million at any one time outstanding The remaining Subsidiaries, all of which are Non-Utility Subsidiaries may participate in the Non-Utility Money Pool. The Non-Utility Money Pool activities of all of the Non-Utility Subsidiaries are exempt from the prior approval requirements of the Act under Rule 52. SCANA is requesting authorization to contribute surplus funds and to lend and extend credit to (a) the Utility Subsidiaries through the Utility Money Pool and (b) the Non-Utility Subsidiaries through the Non-Utility Money Pool.

     SCANA Service will administer the Utility and Non-Utility Money Pools on an "at cost" basis and will maintain separate records for each money pool. Surplus funds of the Utility Money Pool and the Non-Utility Money Pool may be combined in common short-term investments, but separate records of such funds shall be maintained by SCANA Service as administrator of the pools, and interest thereon shall be separately allocated, on a daily basis, to each money pool in accordance with the proportion that the amount of each money pool's surplus funds bears to the total amount of surplus funds available for investment from both money pools.

     7.   Changes in Capital Stock of Wholly Owned Subsidiaries

     Applicants request authority to change the terms of any wholly-owned Subsidiary's authorized capital stock capitalization by an amount deemed appropriate by SCANA or other immediate parent company. A Subsidiary would be able to change the par value, or change between par and no-par stock, without additional Commission approval. Any action by a Utility Subsidiary would be subject to and would only be taken upon receipt of necessary approvals by the state commission in the state or states where the Utility Subsidiary is incorporated and doing business.

     8.   Payment of Dividends out of Capital or Unearned Surplus by PSNC

     The Applicants request authorization to pay dividends out of the additional paid-in-capital account up to the amount of PSNC's aggregate retained earnings just prior to the Merger and out of earnings before the amortization of the goodwill thereafter.



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     9.   Financing Entities

     The Subsidiaries seek authorization to organize new corporations, trusts, partnerships or other entities created for the purpose of facilitating financings. These entities will issue such securities to third parties in the event such issuances are not exempt pursuant to Rule 52. In addition, authority is requested for (i) the issuance of debentures or other evidences of indebtedness by any of the Subsidiaries to a financing entity in return for the proceeds of the financing, (ii) the acquisition by any of the Subsidiaries of voting interests or equity securities issued by the financing entity to establish any such Subsidiary's ownership of the financing entity (the equity portion of the entity generally being created through a capital contribution or the purchase of equity securities, ranging from 1 to 3 percent of the capitalization of the financing entity) and (iii) the guarantee by the Applicants of such financing entity's obligations.

     Each of the Subsidiaries also request authorization to enter into expense agreements with its respective financing entity, pursuant to which it would agree to pay all expenses of such entity. Any amounts issued by such financing entities to third parties pursuant to this authorization will be included in the overall external financing limitation authorized herein for the immediate parent of such financing entity. However, the underlying intra-system mirror debt and parent guarantee shall not be so included.

     10.  SCANA Service

     SCANA also requests authorizations with respect to the activities of SCANA Service, which will be incorporated in South Carolina to serve as the service company for the SCANA system after the Merger. SCANA Service will provide companies in the SCANA system with a variety of administrative, management, and support services. It is anticipated that SCANA Service will be staffed by a transfer of personnel from SCANA, SCE&G and PSNC. SCANA Service's accounting and cost allocation methods and procedures will comply with the Commission's standards for service companies in registered holding-company systems, and that SCANA Service's billing system will use the Commission's "Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies." Except as permitted by the Act or the Commission, all services provided by SCANA Service to affiliated companies will be on an "at cost" basis as determined by Rules 90 and 91 of the Act.

     In order to ensure adequate oversight and realize economies of scale, certain administrative and service functions for the SCANA System will be consolidated and provided through SCANA Service. As a general rule, the individual system companies will maintain capacity with respect to those services that can benefit from individualized application at the company level, with SCANA Service offering system-wide coordination and strategy services, oversight services and other services where economies can be captured by centralization of services.

     11.  Tax Allocation Agreement

     The Applicants ask the Commission to approve an agreement for the allocation of consolidated tax among SCANA and the Subsidiaries (the "Tax Allocation Agreement").

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Approval is  necessary  because the Tax  Allocation  Agreement  provides for the retention by SCANA of certain payments for tax losses that it has incurred, rather than the allocation of such losses to Subsidiaries without payment as would otherwise be required by Rule 45(c)(5). As a result of the Merger, SCANA will be creating tax credits that are non-recourse to the Subsidiaries. As a result, SCANA should retain the benefits of those tax credits. Accordingly, the Applicants request that the Commission approve the Tax Allocation Agreement.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.


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